                                                                   Exhibit 12(a)
                 Aon Corporation and Consolidated Subsidiaries
                   Combined With Unconsolidated Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges


                                                       Years Ended December 31,
                                           ------------------------------------------------
(millions except ratios)                    1994      1993     1992(1)      1991      1990
                                           ------    ------    -------     ------    ------
Income from continuing operations
   before provision for income taxes       $537.6    $479.1     $290.5     $331.5    $325.2

Add back fixed charges:

Interest on indebtedness                     46.4      42.3       41.9       40.7      44.4

Interest on ESOP                              5.9       6.5        6.9        7.2       7.4

Portion of rents representative of
   interest factor                           28.7      26.1       19.2       15.4      13.2
                                           ------    ------     ------     ------    ------

   Income as adjusted                      $618.6    $554.0     $358.5     $394.8    $390.2
                                           ======    ======     ======     ======    ======

Fixed charges:

Interest on indebtedness:

Aon Corporation and
  consolidated subsidiaries                $ 46.4    $ 42.3     $ 41.9     $ 40.7    $ 43.9

Unconsolidated subsidiaries                     -         -          -          -       0.5
                                           ------    ------     ------     ------    ------
   Interest                                  46.4      42.3       41.9       40.7      44.4

Interest on ESOP                              5.9       6.5        6.9        7.2       7.4

Portion of rents representative of
   interest factor                           28.7      26.1       19.2       15.4      13.2
                                           ------    ------     ------     ------    ------

   Total fixed charges                     $ 81.0    $ 74.9     $ 68.0     $ 63.3    $ 65.0
                                           ======    ======     ======     ======    ======

Ratio of earnings to fixed charges            7.6       7.4        5.3        6.2       6.0
                                           ======    ======     ======     ======    ======
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    (1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.


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